EXHIBIT 99.1

For Immediate Release

June 16, 2025

Dallas, TX – FrontView REIT (“FrontView” or the “Company”) (NYSE:FVR) today announced the appointment of Sean Fukumura as Interim Chief Financial Officer of the Company, effective immediately. Mr. Fukumura will continue to serve as the Company’s Chief Accounting Officer.

This appointment follows the Board’s decision to terminate Randall Starr for cause, effective immediately. An Audit Committee investigation, assisted by outside counsel, determined that cause existed pursuant to the terms of his employment agreement.

Mr. Starr’s termination is unrelated to the Company’s business operations, financial results or previously filed financial statements. In accordance with Mr. Starr’s employment contract, he is no longer a member of the Board nor an officer of the Company or any of its affiliates.

Stephen Preston, Chairman and CEO of the Company stated “Although this is an unfortunate situation, we have begun a search for a permanent CFO and expect to have a seasoned candidate on board in relatively short order.”

About FrontView REIT, Inc.

FrontView is an internally-managed net-lease REIT that acquires, owns and manages primarily properties with frontage that are net leased to a diversified group of tenants. FrontView is differentiated by an investment approach focused on properties that are in prominent locations with direct frontage on high-traffic roads that are highly visible to consumers. FrontView’s tenants include service-oriented businesses, such as restaurants, cellular stores, financial institutions, automotive stores and dealers, medical and dental providers, pharmacies, convenience and gas stores, car washes, home improvement stores, grocery stores, professional services, fitness operators as well as general retail tenants.

Company Contact

media@frontviewreit.com